As filed with the Securities and Exchange Commission on August 23, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
__________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_________

 BNCCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	322 East Main	45-0402816 (I.R.S. Employer Identification No.)
Bismarck, North Dakota 58501 (address, including zip code, of Registrant's principal executive offices) BNCCORP, Inc. 2002 Stock Incentive Plan (Full title of the plan)

__________

 Gregory K. Cleveland
President and Chief Executive Officer
322 East Main
Bismarck, North Dakota 58501
(701) 250-3040
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

William B. Masters
Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.01 par value per share)	125,000 shares	$ 6.03 (2)	$753,750	$69.34
Preferred Stock Purchase Rights	125,000 rights	$ (3)	$ (3)	$ (3)

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq National Market on August 22, 2002.
(3)	Preferred Stock Purchase Rights are attached to and trade with the Common Stock of the Company. The value attributable to such Rights, if any, is reflected in the market price of such Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for such Common Stock.

PART II

                   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents, which have been filed by BNCCORP, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

             (a)             The Company's most recent Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

             (b)             All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

             (c)             The description of the Common Stock of the Company incorporated by reference in Item 1 of the Company's Registration Statement on Form 8-A dated June 21, 1995 from page 50 of the Company's Registration Statement on Form SB-2, Registration No. 33-92368 under the heading "Description of Capital Stock;" and

             (d)             The description of the Preferred Stock Purchase Rights of the Company included in the Company's Registration Statement on Form 8-A filed on June 5, 2001 under the 1934 Act relating to the Preferred Stock Purchase Rights of the Company.

            The Company's financial statements incorporated by reference in this Registration Statement were audited by Arthur Andersen LLP ("Andersen"). On April 5, 2002, Andersen resigned as its principal public accountants. The Company has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this Registration Statement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a shareholder's ability to assert claims against Andersen under Section 11(a) of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

            Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. In addition, Section 9 of the Company's By-laws requires the Company to indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors.

            In addition, each of the Company's directors has entered into an indemnity agreement that provides that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director; provided that the director meets certain standards of conduct for claims that (i) have been successfully defended, or (ii) two impartial directors have determined that, with respect to the conduct giving rise to such claim, the director acted in good faith. No indemnification may be made, however, for claims in which the director has been adjudicated in a final judgment to be liable to the Company except to the extent that the court finds indemnification to be proper.

            The Company has purchased insurance permitted by the Delaware General Corporation Law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933, as amended.

Item 7.            Exemption From Registration Claimed.

Not Applicable.

Item 8.

            5          Opinion of Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P.

            23.1     Consent of Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P. (included in Exhibit 5).

Item 9.             Undertakings.

            (a)            The undersigned registrant hereby undertakes:

                        (1)            To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

                                    (i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                                    (ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                        (2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota, on August 23, 2002.

BNCCORP, INC.

By: /s/ Gregory K. Cleveland
Gregory K. Cleveland President and Chief Executive Officer

                                                                                 POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Gregory K. Cleveland and Tracy J. Scott, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tracy J. Scott Tracy J. Scott	Chairman of the Board and Director	August 23, 2002
/s/ Gregory K. Cleveland Gregory K. Cleveland	Director, President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	August 23, 2002
/s/ Brenda L. Rebel Brenda L. Rebel	Chief Financial Officer and Director (Principal Accounting Officer)	August 23, 2002
/s/ Brad J. Scott Brad J. Scott	Director	August 23, 2002
/s/ John A. Hipp, M.D. John A. Hipp, M.D.	Director	August 23, 2002
/s/ Richard M. Johnsen, Jr. Richard M. Johnsen, Jr.	Director	August 23, 2002
/s/ Denise Forte-Pathroff, M.D. Denise Forte-Pathroff, M.D.	Director	August 23, 2002
/s/ David A. Erickson David A. Erickson	Director	August 23, 2002
/s/ Jerry R. Woodcox Jerry R. Woodcox	Director	August 23, 2002